PRELIMINARY PROXY MATERIALS--FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE
                                COMMISSION ONLY

                              [LOGO]

April 19, 1999

TO OUR STOCKHOLDERS:

    On behalf of the Board of Directors and management of Playtex Products, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Tuesday, May 18, 1999, at 9:30 a.m. at the Company's Headquarters at 300 Nyala Farms Road, Westport, Connecticut.

    At the Annual Meeting, stockholders will be asked to elect the Board of Directors, approve an amendment to the Company's By-laws, approve an amendment to the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees and approve the selection of the Corporation's independent auditors, all of which is fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

    It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

    Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

    If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/ Michael R. Gallagher

                                          Michael R. Gallagher
                                          Chief Executive Officer and Director

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

    The Annual Meeting of Stockholders of Playtex Products, Inc. (the "Company") will be held at the Company's Headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 18, 1999 at 9:30 a.m. local time, for the following purposes:

    ITEM 1. To elect a Board of Directors for the ensuing year;

    ITEM 2. To ratify the Amendment to the Company's By-laws requiring that two Non-Purchaser Directors (as defined in the By-laws of the Company) be designated by RCBA PLAYTEX, L.P.;

    ITEM 3. To ratify the amendment to the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees (the "1994 Stock Option Plan" or the "Plan");

    ITEM 4. To ratify the selection of the firm of KPMG LLP as the Company's independent auditors for fiscal year 1999; and

    ITEM 5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has set the close of business on April 5, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas

                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

APRIL 19, 1999

  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                             PLAYTEX PRODUCTS, INC.

                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                              --------------------

                                PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to stockholders of Playtex Products, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Company's Headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 18, 1999 at 9:30 a.m. local time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed beginning on or about April 19, 1999 to stockholders of the Company on April 5, 1999, the record date for the Annual Meeting (the "Record Date").

    Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

    The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities.

VOTING RIGHTS

    As of April 5, 1999 the outstanding stock of the Company consisted of shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

QUORUM; REQUIRED VOTE; VOTING PROCEDURES

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Approval of the By-laws Amendment (as defined) requires the affirmative vote of holders of at least two-thirds of the outstanding Common Stock. For purposes of the vote on the proposed By-laws Amendment, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum. Each other item to come before the Annual Meeting requires the approval of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such item. Abstentions as to any such item will have the same effect as votes against such item; however, broker non-votes will be treated as not entitled to vote for purposes of determining the vote required for approval of such item and will not have any effect on the outcome of the matter.

    Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted FOR the five items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters referred to herein. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with such instructions.

                             ELECTION OF DIRECTORS

    Pursuant to the By-laws of the Company, the Board of Directors has fixed at eleven the number of directors constituting the Board of Directors. Directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal.

    Each of the nominees set forth below is currently a director of the Company. Each nominee has agreed to serve as a director, if elected, and the Company believes that each nominee will be available to serve. If any nominee is unavailable to serve as a director, the shares may be voted for the election of a substitute nominee as management of the Company may propose.

    Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to election of directors will be counted as present for determining a quorum but will not affect the election of candidates receiving a plurality of the votes.

    If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person.

INFORMATION REGARDING NOMINEES

    The names and ages of the nominees, their principal occupations or employment (including their position with the Company, if applicable) during the past five years and other data regarding them are set forth below.

NAME                                                            AGE                            POSITION
--------------------------------------------------------------  --- --------------------------------------------------------------
Robert B. Haas                                                  51  Chairman and Director
Michael R. Gallagher                                            53  Chief Executive Officer and Director
Michael F. Goss                                                 39  Executive Vice President, Chief Financial Officer and Director
Richard C. Blum                                                 63  Director
Michael R. Eisenson                                             43  Director
Timothy O. Fisher                                               49  Director
C. Ann Merrifield                                               48  Director
Jeffrey W. Ubben                                                37  Director
Wyche H. Walton                                                 33  Director
Douglas D. Wheat                                                48  Director
Kenneth F. Yontz                                                54  Director

    Robert B. Haas has been Chairman and a Director of the Company since 1995. Mr. Haas has been actively involved in private investments since 1978, specializing in leveraged buyouts. He has served as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners Incorporated ("Haas Wheat") since 1995; he has also been Chairman of the Board and Chief Executive Officer of Haas Wheat Advisory Partners Incorporated since 1992 and Chairman of the Board of Haas & Partners Incorporated since 1989 (each of which is a private investment firm specializing in leveraged acquisitions). Mr. Haas has been Chairman and a Director of Nebraska Book Company, Inc. since 1998. Mr. Haas serves as a director of Specialty Foods Acquisition Corporation, Specialty Foods Corporation (a producer of specialty food products), Sybron International Corporation, Smarte Carte Corporation, Walls Holding Company, Inc. and NBC Acquisition Corp.

    Michael R. Gallagher has been the Chief Executive Officer and a Director of the Company since 1995. Prior to joining the Company, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC ("R&C") (a consumer products company) from 1994 to 1995. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's L&F Products subsidiary from 1988 until the subsidiary was sold to R&C in 1994. From 1984 to 1988, Mr. Gallagher held various executive positions with the Lehn & Fink Group of Sterling Drug. From 1982 to 1984, he was Corporate Vice President and General Manager of the Household Products Division of The Clorox Company ("Clorox"). Prior to that, Mr. Gallagher had various marketing and general management assignments with Clorox and with The Procter and Gamble Company. Presently he serves as a director of Allergan, Inc. and the Grocery Manufacturers Association.

    Michael F. Goss has been Executive Vice President and Chief Financial Officer of the Company since 1994. He has served as a Director of the Company since 1995. From 1992 to 1994, Mr. Goss was Treasurer and Vice President-Corporate Development of Oak Industries, Inc. ("Oak"). Prior to joining Oak in 1990, Mr. Goss held various positions with The Thompson Company and Bain Capital, two private investment firms specializing in leveraged acquisitions.

    Richard C. Blum has been a Director of the Company since 1998. Since 1975, Mr. Blum has been Chairman and President of Richard C. Blum & Associates, Inc. ("RCBA Inc."). Since 1994 he has been President of Richard C. Blum & Associates, L.P. ("RCBA LP"), an investment firm that specializes in private equity and strategic public investments. RCBA Inc. is the sole general partner of RCBA LP.

Mr. Blum also serves as a Director of Northwest Airlines, Shaklee Corporation, URS Corporation, CB Richard Ellis and Glenborough Realty Trust, Inc.

    Michael R. Eisenson has been a Director of the Company since 1997. Mr. Eisenson is President and the Chief Executive Officer of Charlesbank Capital Partners, LLC ("Charlesbank"), which is the investment advisor for the private equity and real estate portfolios of the Harvard University endowment fund. Prior to the formation of Charlesbank in 1998, Mr. Eisenson was President and Chief Executive Officer of Harvard Private Capital Group, Inc., the predecessor to Charlesbank, from 1986 to 1998. He was a Manager with The Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of CCC Information Services Group, Inc., Harken Energy Corporation, ImmunoGen, Inc., United Auto Group, Inc., and The WMF Group, Ltd. as well as those of several private companies.

    Timothy O. Fisher has been a Director of the Company since 1996. Mr. Fisher has been a Vice President (since 1986) of The Hillman Company (diversified investments and operations) and is a director of several private companies.

    C. Ann Merrifield has been a Director of the Company since 1997. Ms. Merrifield has been President of Genzyme Genetics, a wholly owned subsidiary of Genzyme Corporation (a biotechnology company), since 1996. She previously served as Vice President, Marketing and Business Development of Genzyme Genetics from 1992 to 1996. Prior to that, Ms. Merrifield was a Partner with Bain and Company (a consulting firm) from 1987 to 1992.

    Jeffrey W. Ubben has been a Director since 1998. Mr. Ubben has been the Managing Director of Richard C. Blum & Associates, Inc. ("RCBA Inc.") and Richard C. Blum & Associates, L.P. since 1995, and a Director of RCBA Inc. since 1998. From 1986 to 1995, Mr. Ubben held various management and research positions with Fidelity Investments Inc. (an investment fund company), including manager of the Fidelity Value Fund and Fidelity Utility Fund. Mr. Ubben currently serves as a Director of Kinetic Concepts, Inc.

    Wyche H. Walton has been a Director of the Company since 1998. Mr. Walton has served as a Senior Vice President of Haas Wheat since 1995 (a private investment firm specializing in leveraged acquisitions). From 1994 to 1995, he was Chief Financial Officer of McGarr Capital Management Corp. (a private investment firm). Mr. Walton also serves as a director of Smarte Carte Corporation.

    Douglas D. Wheat has been a Director of the Company since June 1995. Mr. Wheat has been President of Haas Wheat since 1995 and President of Haas Wheat Advisory Partners Incorporated since 1992 (each of which is a private investment firm specializing in leveraged acquisitions). He was Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989. Mr. Wheat serves as a director of Specialty Foods Acquisition Corporation, Specialty Foods Corporation, Smarte Carte Corporation, Walls Holding Company, Inc., and NBC Acquisition Corp.

    Kenneth F. Yontz has been a Director of the Company since 1995. Mr. Yontz has been Chairman of the Board, President and Chief Executive Officer of Sybron International Corporation (a manufacturer of dental and laboratory products) since 1987. He previously served as Executive Vice President of the Allen-Bradley Company. He is a director of Viasystems, Inc. (manufacturer of printed circuit boards).

    There are no family relationships among any of the foregoing persons.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1999 by (i) each director and each nominee for director of the Company, (ii) the Named Executive Officers (as defined in and set forth under "Executive Compensation--Summary Compensation Table" below), (iii) each person believed by the Company to own beneficially more than five percent of the outstanding Common Stock, and (iv) all directors and executive officers as a group.

                                                                                      NUMBER OF SHARES
                                                                                     BENEFICIALLY OWNED
                                                                                       AND NATURE OF
                                                                                         BENEFICIAL
NAME OF BENEFICIAL OWNER                                                                OWNERSHIP(1)         PERCENT
---------------------------------------------------------------------------------  ----------------------  -----------
Robert B. Haas...................................................................          20,000,000(2)         33.1%
Richard C. Blum..................................................................          11,949,700(3)         19.8%
Michael R. Eisenson..............................................................           2,915,963(4)          4.8%
Michael R. Gallagher.............................................................             744,000(5)          1.2%
Michael F. Goss..................................................................             216,334               *
James S. Cook....................................................................             211,667               *
Max R. Recone....................................................................             170,001               *
Richard G. Powers................................................................              53,335               *
Timothy O. Fisher................................................................              21,663(6)            *
Kenneth F. Yontz.................................................................              12,067               *
C. Ann Merrifield................................................................               1,800               *
Jeffrey W. Ubben.................................................................                  --              --
Wyche H. Walton..................................................................                  --              --
Douglas D. Wheat.................................................................                  --              --
Partnerships managed by Haas Wheat & Partners....................................          20,000,000(2)         33.1%
Richard C. Blum & Associates, LP., et al.........................................          11,949,700(3)         19.8%
The Carpenters Pension Trust for Southern California.............................           4,511,700(3)          7.5%
Shapiro Capital Management Company, Inc..........................................           3,052,705(7)          5.0%
All current directors, director nominees and executive
  officers as a group (14 persons)...............................................          33,380,567            55.3%

------------------------

*   Indicates less than one percent.

(1) Except as otherwise indicated, all shares of Common Stock are directly beneficially owned. Includes shares that may be acquired upon the exercise of stock options granted by the Company that are exercisable within 60 days of April 1, 1999. The shares beneficially owned include 700,000, 188,334, 121,667, 130,001, 53,335, 12,067 and 1,800 shares subject to currently exercisable options granted to Messrs. Gallagher, Goss, Cook, Recone, Powers, and Yontz and Ms. Merrifield, respectively, and 1,207,204 shares subject to currently exercisable options granted to all current directors and executive officers as a group.

(2) Includes 8,055,555 shares (approximately 13.3% of the outstanding shares) owned by HWH Capital Partners, L.P., 9,028,482 shares (approximately 15.0% of the outstanding shares) owned by HWH Valentine Partners, L.P., and 2,915,963 shares (approximately 4.8% of the outstanding shares) owned by HWH Surplus Valentine Partners, L.P. The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 shares and shared voting and dispositive power over 2,915,963 shares.

(3) On September 8, 1998, the Company received a Schedule 13D filed with the Securities and Exchange Commission (the "Commission") in respect of ownership of an aggregate of 11,949,700 shares (approximately 19.8% of the outstanding shares) of Common Stock by a group comprised of The Carpenters Pension Trust for Southern California ("Carpenters"), Richard C. Blum & Associates, L.P. ("RCBA LP"), Richard C. Blum & Associates, Inc. ("RCBA Inc."), RCBA GP, L.L.C. ("RCBA GP") and Richard C. Blum. These shares are beneficially owned as follows: (i) 11,758,700 shares (19.5% of outstanding shares) owned directly by the limited partnerships for which RCBA LP serves as the sole general partner and RCBA LP's investment advisory client accounts, including Carpenters which owns 4,511,700 shares (7.5% of outstanding shares); and (ii) 191,000 shares (less than 1% of outstanding shares) owned directly by the limited partnership for which RCBA GP serves as the sole general partner. Voting and investment power concerning the above shares are held solely by RCBA LP and RCBA GP. As the sole general partner of RCBA LP, RCBA Inc. is deemed the beneficial owner of the securities over which RCBA LP has voting and investment power. As Chairman and a substantial shareholder of RCBA Inc., and a Managing Member of RCBA GP, Richard C. Blum might be deemed to be the beneficial owner of the securities beneficially owned by RCBA Inc. RCBA LP, RCBA Inc., RCBA GP and Richard C. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Richard C. Blum & Associates, Inc. is 909 Montgomery Street, Suite 400, San Francisco, California 94113.

(4) Represents shares owned by HWH Surplus Valentine Partners, L.P., of which Phemus Corporation is the sole Limited Partner. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC which is the successor to Harvard Private Capital Group, the investment advisor for Phemus Corporation. While Mr. Eisenson has shared voting and dispositive power over the shares, he disclaims beneficial ownership of such shares. The address of Phemus and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26(th) Floor, Boston, Massachusetts 02210.

(5) Includes 9,000 shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these shares.

(6) Includes 16,663 shares held of record by Mr. Fisher's spouse and children. Mr. Fisher disclaims beneficial ownership of these shares.

(7) Shapiro Capital Management, Inc. is an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940, and is considered to be the "beneficial owner" of an aggregate of 3,052,705 shares of Common Stock. Information contained in a Schedule 13G filed with the Securities and Exchange Commission ("Commission") indicates that such shares were acquired solely for investment purposes. The Company has not attempted to verify independently any of the information contained in the Schedule 13G. The address of Shapiro Capital Management, Inc. is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

    Based on the Company's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all such filing requirements applicable to them with respect to transactions during fiscal year 1998.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    The Company's Board of Directors met or acted by unanimous written consent ten times during fiscal year 1998. Except for Mr. Blum, Mr. Ubben, and Mr. Walton, who became Directors in June 1998, each Director attended or participated in at least 75% of the total number of Board of Directors meetings or actions and meetings or actions of Board of Directors committees on which the Director served during the time he served on the Board of Directors of such committee.

    The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), and a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee.

    The Audit Committee was comprised of Messrs. Fisher and Lee and Ms. Merrifield until September 17, 1998 and was comprised of Ms. Merrifield and Messrs. Fisher and Yontz thereafter during fiscal year 1998. As directed by the Board of Directors, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; reviewing with auditors the results of their examination; and recommending changes in financial policies or procedures as suggested by the auditors. The Audit Committee met twice during fiscal year 1998.

    The Compensation Committee was comprised of Messrs. Fisher, Wheat and Yontz until September 17, 1998 and was comprised of Messrs. Wheat, Ubben and Yontz thereafter during fiscal year 1998. The functions of the Compensation Committee are to review new or modified programs in the areas of executive salary and incentive compensation (including the Management Incentive Plan), deferred compensation and stock plans; to review direct and indirect compensation matters; to review management's compensation actions with respect to executive officers and other key personnel; and to administer the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees as amended (the "1994 Stock Option Plan" or the "Plan"). The Compensation Committee met or acted by unanimous written consent five times during fiscal year 1998. While serving on the Compensation Committee, Directors do not receive option awards (except, as to Mr. Yontz, pursuant to formula grants) under the 1994 Stock Option Plan.

    Pursuant to the Company's By-Laws, a Purchaser Nominating Committee (comprised of Messrs. Haas, Wheat and Walton) and a Non-Purchaser Nominating Committee (comprised of Messrs. Gallagher, Goss and Ubben) nominate candidates for election to the Company's Board of Directors in accordance with the procedures set forth therein. Of the nominees for director set forth above, Messrs. Haas, Wheat, Yontz, Fisher, Eisenson, and Walton were nominated by the Purchaser Nominating Committee and Messrs. Gallagher, Goss, Blum, Ubben and Ms. Merrifield were nominated by the Non-Purchaser Nominating Committee. See "Certain Transactions" and "Stockholder Nominations and Proposals."

DIRECTORS COMPENSATION

    Directors who are officers or former officers of the Company and those affiliated with any shareholders owning more than 5% of the Common Stock of the Company do not receive any fees for their services as Directors. Mr. Yontz and Ms. Merrifield receive an annual retainer of $10,000, fees of $2,500 for each board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Yontz and Ms. Merrifield participate in the 1994 Stock Option Plan.

                              CERTAIN TRANSACTIONS

    The Company's businesses are unrelated to the businesses of Playtex Apparel, Inc. ("Apparel"), a wholly owned subsidiary of Sara Lee Corporation ("Sara Lee"). Sara Lee acquired all of the capital stock of Apparel from Playtex Apparel Partners, L.P. (the "Apparel Partnership") in November 1991 in exchange for Sara Lee common stock. The Apparel Partnership holds all of the Company's
15 1/2% Junior Subordinated Notes due December 15, 2003. Playtex Investment Corp., a wholly-owned subsidiary of the Company, holds a 15% debenture of the Apparel Partnership due on December 15, 2003. Such amounts are reflected as "Due to related party" and "Due from related party," respectively, in the consolidated financial statements of the Company.

    The Company has agreed to indemnify the Apparel Partnership and Apparel with respect to product liability (including any toxic shock syndrome liability) related to the Company's businesses and certain tax matters related to the Apparel business prior to December 28, 1988.

    On June 6, 1995, following the receipt of stockholder approval at the Company's 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting"), the Company consummated the sale of 20 million shares of Common Stock at a price of $9.00 per share to HWH Capital Partners, L.P., HWH Valentine Partners, L.P., and HWH Surplus Valentine Partners, L.P. (collectively, the "Haas Wheat Partnerships"), each a Delaware limited partnership managed by Haas Wheat & Partners, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the "Stock Purchase Agreement"), between the Company and the Haas Wheat Partnerships (the "Haas Wheat Transaction"). The Haas Wheat Partnerships' shares constitute approximately 33% of the Company's outstanding Common Stock as of April 5, 1999. At the 1995 Annual Meeting, designees of the Haas Wheat Partnerships were elected by the Company's stockholders as a majority of the Company's Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat Partnerships have agreed that, for up to ten years from March 1995, so long as such partnerships own at least 25% of the outstanding voting securities of the Company, unless any of certain events have occurred (including in the event that nominees of the Purchaser Nominating Committee were to cease to constitute a majority of the Board of Directors), such partnerships will vote all of their voting securities of the Company for a Board of Directors that will consist at all times of a simple majority of nominees selected by the Purchaser Nominating Committee and the remainder of nominees selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance". Pursuant to the Stock Purchase Agreement, (i) no management fees or advisory fees will be paid to the Haas Wheat Partnerships or any of their affiliates until after June 6, 2000, other than for services rendered to the Company in connection with specific transactions and approved in advance by a majority of the Disinterested Directors (as defined) on the Board of Directors, and (ii) until June 6, 2000, no director nominated by the Purchaser Nominating Committee or officer of the Company who is a stockholder, officer, director or employee of Haas Wheat & Partners will be paid any fees for services rendered, including any salary, consulting fees, or outside directors' fees.

    In connection with the Haas Wheat Transaction described in the preceding paragraph, the Company granted to the Haas Wheat Partnerships and certain of their affiliates, including certain directors of the Company, the right, under specified circumstances, to (i) cause the Company to register under the Securities Act of 1933 ("Securities Act") certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock held by them (the "HWH Registration Rights Agreement").

    On January 28, 1998, in connection with the closing of the Company's acquisition (the "PCH Acquisition") of Personal Care Holdings, Inc. ("PCH"), the Company issued to J.W. Childs Equity

Partners, L.P. (the "Principal PCH Shareholder") and other holders of the capital stock of PCH (collectively, the "PCH Holders") an aggregate of 9,257,345 shares of Common Stock (of which 7,855,764 were issued to the Principal PCH Shareholder) and cash in an aggregate amount of approximately $91.0 million. In connection with the closing of the PCH Acquisition, the Company, the Principal PCH Shareholder and the other PCH Holders entered into a Stockholders Agreement, dated as of January 28, 1998 (the "PCH Stockholders Agreement"). In satisfaction of an obligation of the Company under the PCH Stockholders Agreement, the Board of Directors of the Company, effective January 28, 1998, increased the size of the Board and filled the vacancies thus created by electing John W. Childs and Wyche H. Walton as directors and approved an amendment to the Company's By-laws to provide that until the earlier of (i) January 28, 2008 and (ii) the date on which the Principal PCH Shareholder holds fewer than 4,628,688 shares of Common Stock, one of the nominees selected by the Non-Purchaser Nominating Committee shall be designated by the Principal PCH Shareholder. The amendment to the By-laws was approved by the stockholders of the Company at the 1998 Annual Meeting of Stockholders. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance."

    In connection with the PCH Acquisition, the Company granted to the PCH Holders, including the Principal PCH Shareholder, the right, under specified circumstances, to (i) cause the Company to register under the Securities Act certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock to be held by them (the "PCH Registration Rights Agreement").

    On June 1, 1998, the Principal PCH Shareholder consummated the sale (the "Blum & Associates Sale") of 6,000,000 shares of Common Stock at a price of $13.25 per share to RCBA, pursuant to a Stock Purchase Agreement, dated as of June 1, 1998 (the "RCBA Stock Purchase Agreement"), by and between the Principal PCH Shareholder, RCBA and Richard C. Blum & Associates, Inc. As a result of the Blum & Associates Sale, the Principal PCH Shareholder ceased to have the right to designate one of the nominees for election as a director to be selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance."

    See "Amendment of the Company's By-laws" for a discussion of the By-law amendment relating to designation of nominees for election to the Board of Directors that was approved by the Board of Directors in connection with the Blum & Associates Sale.

    In connection with the Blum & Associates Sale, the Company granted to RCBA the right, under specified circumstances, to (i) cause the Company to register under the Securities Act certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock held by them (the "RCBA Registration Rights Agreement"). In addition, the Company and the Haas Wheat Partnerships amended the HWH Registration Rights Agreement and the Company, the PCH Holders and the Principal PCH Shareholder amended the PCH Registration Rights Agreement to establish the relative priorities of such holders in respect of public offerings of Common Stock. The PCH Registration Rights Agreement was also amended to eliminate the demand registration rights for the PCH Holders and the Principal PCH Shareholder.

    In connection with the granting of certain registration rights to a third party in January 1999, the Company and the Haas Wheat Partnerships entered into a further amendment of the HWH Registration Rights Agreement and the Company and RCBA amended the RCBA Registration Rights Agreement, in each case to establish the relative priorities of such holders in respect of public offerings of Common Stock.

    The Company believes that the terms of all the arrangements with the Apparel Partnership, Apparel, the Haas Wheat Partnerships, the Principal PCH Shareholder and RCBA were and are fair to the Company and comparable to those which could be obtained from unrelated third parties.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services in all capacities during fiscal years 1998, 1997 and 1996 to the Company's Chief Executive Officer and each of the four other executive officers of the Company who were serving as executive officers of the Company at the end of fiscal year 1998 (the "Named Executive Officers").

                                                                           ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                                                    ----------------------------------   -----------------------
                                                                                                OTHER    SECURITIES     AWARDS
                                                                                               ANNUAL    UNDERLYING   ALL OTHER
                                                                                               COMPEN-    OPTIONS/     COMPEN-
                                                                     SALARY       BONUS        SATION       SARS        SATION
NAME AND PRINCIPAL POSITION                                   YEAR    ($)          ($)           ($)       (#)(1)       ($)(2)
------------------------------------------------------------  ----  --------  -------------    -------   ----------   ----------
Michael R. Gallagher........................................  1998  $750,000  $   1,969,375(3)   $--      350,000     $  187,046(4)
  Chief Executive Officer and Director                        1997   699,615        634,600(3)    --           --        256,160(4)
                                                              1996   650,000      1,093,000(3)    --      100,000        186,991(4)

Michael F. Goss.............................................  1998   283,461        250,000       --      100,000         47,896
  Executive Vice President, Chief Financial Officer and       1997   226,539        100,000       --       30,000         47,606
  Director                                                    1996   213,000        125,000       --           --         28,928

Richard G. Powers...........................................  1998   248,461        140,000       --       80,000         29,504
  President, U.S. Personal Products                           1997   203,846         47,000       --       20,000          5,458
  Division                                                    1996    80,769         32,500       --       50,000             --

Max R. Recone...............................................  1998   247,077        120,000       --       80,000         40,687
  President, U.S. Consumer Products                           1997   211,231         55,000       --       20,000         38,275
  Division                                                    1996   201,269         90,000       --           --         39,902

James S. Cook...............................................  1998   226,230        110,000       --       55,000         37,742
  Senior Vice President, Operations                           1997   202,077         41,000       --       15,000         36,646
                                                              1996   193,462         88,000       --           --         39,758

------------------------

(1) Options are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Mr. Gallagher's 1995 options, however, became exercisable in equal installments over a four year period, with full vesting occurring on the fourth anniversary of the grant date.

(2) Except with respect to Mr. Gallagher in 1997 and 1996, represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid by employer for term life insurance.

(3) Represents $1,000,000 paid in 1998 pursuant to Mr. Gallagher's Special Priced Based Incentive Compensation and $969,375, $334,600, and $793,000 paid pursuant to the Company's Management Incentive Plan for each of the fiscal years ended 1998, 1997 and 1996. In 1997 and 1996, Mr. Gallagher also received $300,000 pursuant to the Special Bonus Program established in the Memorandum of Understanding dated July 10, 1995.

(4) Represents $187,046, $135,184 and $144,062 employer contribution to the Retirement Plan and the Deferred Plan and premium paid by employer for term life insurance in, respectively, fiscal 1998, 1997 and 1996, and $120,976, and $42,929 in connection with Mr. Gallagher's relocation to Connecticut in 1996 for fiscal years 1997 and 1996, respectively.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information related to options exercised by the Named Executive Officers during fiscal year 1998 and unexercised options and SARs held by the Named Executive Officers at fiscal year end.

                                                                                       NUMBER OF      VALUE OF UNEXERCISED
                                                                                      UNEXERCISED         IN-THE-MONEY
                                                                                    OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                                     DECEMBER 26,       DECEMBER 26,1998
                                                     SHARES                           1998(#)(2)            ($)(2)(3)
                                                    ACQUIRED            VALUE      -----------------  ---------------------
                                                       ON             REALIZED       EXERCISABLE/         EXERCISABLE/
NAME                                             EXERCISE(#)(1)        ($)(1)        UNEXERCISABLE        UNEXERCISABLE
---------------------------------------------  -------------------  -------------  -----------------  ---------------------
Michael R. Gallagher.........................              --                --      666,667/583,333    3,766,668/1,480,206
Michael F. Goss..............................              --                --      175,000/120,000      1,263,750/377,500
Richard G. Powers............................              --                --       40,001/109,999        287,090/447,285
Max R. Recone................................              --                --       116,667/93,333        709,169/323,331
James S. Cook................................              --                --       115,000/65,000        699,374/190,937

------------------------

(1) None of the Named Executive Officers exercised any options during fiscal year 1998.

(2) No SARs are outstanding.

(3) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on December 24, 1998 (the last trading day of fiscal year
    1998) was $15.4375.

OPTION GRANTS DURING FISCAL YEAR 1998

    The following table provides information related to options granted to the Named Executive Officers during fiscal year 1998. No SARs were granted during fiscal year 1998.

                                                       INDIVIDUAL GRANTS
                               ------------------------------------------------------------------
                                              % OF TOTAL                                              POTENTIAL REALIZABLE
                                               OPTIONS/                                                 VALUE AT ASSUMED
                                                 SARS           EXERCISE                             ANNUAL RATES OF STOCK
                               OPTIONS/       GRANTED TO           OR                                PRICE APPRECIATION FOR
                                 SARS          EMPLOYEES          BASE                                   OPTION TERM(1)
                                GRANTED        IN FISCAL         PRICE           EXPIRATION        --------------------------
NAME                            (#)(2)           YEAR          ($/SH)(3)            DATE              5% ($)       10% ($)
-----------------------------  ---------  -------------------  ----------  ----------------------  ------------  ------------
Michael R. Gallagher.........    350,000            22.3%      $  15.0000  December 17, 2008       $  3,301,697  $  8,367,148
Michael F. Goss..............     40,000             2.6%         10.0625  January 5, 2008              253,130       641,481
                                  30,000             1.9%         14.3750  June 3, 2008                 271,211       687,301
                                  30,000             1.9%         15.0000  December 17, 2008            283,003       717,184
Richard G. Powers............     40,000             2.6%         10.0625  January 5, 2008              253,130       641,481
                                  20,000             1.3%         14.3750  June 3, 2008                 180,807       458,201
                                  20,000             1.3%         15.0000  December 17, 2008            188,668       478,123
Max R. Recone................     40,000             2.6%         10.0625  January 5, 2008              253,130       641,481
                                  20,000             1.3%         14.3750  June 3, 2008                 180,807       458,201
                                  20,000             1.3%         15.0000  December 17, 2008            188,668       478,123
James S. Cook................     20,000             1.3%         10.0625  January 5, 2008              126,565       320,741
                                  15,000             1.0%         14.3750  June 3, 2008                 135,605       343,651
                                  20,000             1.3%         15.0000  December 17, 2008            188,668       478,123

------------------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to persons other than non-employee directors in fiscal year 1998 under the 1994 Stock Option Plan are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and tax withholding obligations related to exercise may be paid in cash, by delivery of already owned shares, by offset of the underlying shares, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.

1994 PLAYTEX STOCK OPTION PLAN

    The 1994 Stock Option Plan, which has been approved by the Company's stockholders, authorizes the grant to directors, executives and other key employees of the Company of long-term incentive share awards in the form of options ("Options") to purchase Common Stock and stock appreciation rights ("SARs"). The 1994 Stock Option Plan is administered by the Compensation Committee. The aggregate number of shares of Common Stock which may be issued upon exercise of Options and SARs may not exceed 5,047,785 shares (subject to further adjustments) provided that the aggregate number of such shares which may be issued upon the exercise of Options and SARs granted to any single director or Executive Officer (as defined in the 1994 Stock Option Plan) may not exceed 1,000,000, as adjusted. As of April 5, 1999 the number of remaining shares available for issuance under the 1994 Stock Option Plan was 689,741. Options and SARs may not be granted under the 1994 Stock Option Plan after October 2003. During the first quarter of 1999, approval was obtained from the Board of Directors, subject to shareholder ratification, providing for an additional 2,000,000 shares of Common Stock for issuance under the 1994 Stock Option Plan and the aggregate number of such shares which may be issued upon the exercise of Options and SARs granted to any single director or executive officer is increased by 1,000,000 shares.

BENEFIT PLANS FOR TERMINATED EMPLOYEES

    Each of the Named Executive Officers is party to an agreement with the Company with respect to termination of employment. In the event of termination by the Company without Cause (as defined in such agreements) which occurs prior to a Change of Control (as defined in such agreements), Mr. Gallagher and Mr. Goss are entitled to receive two years' salary, bonus and fringe benefits, and the other Named Executive Officers are entitled to receive one year's salary, bonus and fringe benefits. Additionally, in the event of termination of employment prior to a Change of Control, due to death or "Disability" (as defined in the Company's Long Term Disability Policy), Mr. Gallagher or his estate is entitled to receive two years' salary, bonus and fringe benefits. In the event employment is terminated within three years following a Change of Control, each Named Executive Officer except Mr. Gallagher would receive one year's salary, bonus and fringe benefits. Mr. Gallagher would enter into a five year non-compete agreement following termination arising from a Change of Control for total consideration equal to three years' salary, bonus and fringe benefits. Mr. Goss is additionally obligated to make himself available as a consultant to the Company for a period of six months following termination arising from a Change of Control for total consideration equal to one year's salary, bonus and fringe benefits. In the event of a Change of Control, each Named Executive Officer is entitled to receive a one-time payment equal to the highest annual bonus received in the last three fiscal years, whether or not employment is terminated.

    The Company maintains a Severance Payment Policy under which employees (excluding the Named Executive Officers) who are "terminated" from service without cause are entitled to receive compensation for a period of two to twelve months, depending on their years of accrued service.

ARRANGEMENTS WITH FORMER CHIEF EXECUTIVE OFFICER

    The Company has retained Joel E. Smilow, its former Chairman and Chief Executive Officer, as a consultant for a five-year period commencing July 10, 1995 (the "Consulting Period") at an annual fee of $250,000. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services. During the Consulting Period, the Company will provide Mr. Smilow with an office and secretarial assistance. Mr. Smilow is also entitled to reimbursement of certain expenses incurred in connection with his consulting services, and is entitled to benefits under the Company's medical and dental plan for the duration of the Consulting Period, subject to his payment of any contributory amounts payable for the coverage selected by him. Under the agreement, Mr. Smilow may not directly or indirectly carry on any business in competition with the Company for the duration of the Consulting Period. Furthermore, Mr. Smilow agrees not to disclose, make use of, or make accessible any confidential information which he obtained from the Company during the Consulting Period and for a five year period thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

REPORT ON EXECUTIVE COMPENSATION

    IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

    The foundation of the Company's compensation policies is the view that the Company's success is attributable to the efforts of its employees, including its executive officers. The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The Company endorses the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of Options pursuant to the 1994 Stock Option Plan. In addition, the Company provides all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

    Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 1998, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other comparable consumer products executives.

    Amounts payable under the Management Incentive Plan were calculated based upon the following factors: (i) annual base salary; (ii) each employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); and (iii) corporate results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive Plan), measured against objectives established at the beginning of the year by the Board, and (iv) except for the Company's Chief Executive Officer (the "Chief Executive Officer"), an individual performance factor based on measured accomplishment of goal-oriented projects, to be weighted equally with each other component of the corporate performance factor.

    The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase value for all stockholders. The Compensation Committee generally grants Options under the 1994 Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the Options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years.

    Mr. Gallagher was named Chief Executive Officer of the Company effective July 10, 1995. The Company entered into a Memorandum of Understanding, dated as of June 21, 1995 (the "Memorandum"), with Mr. Gallagher, providing for his employment as the Company's Chief Executive Officer for a five-year period, unless earlier terminated or extended in accordance with the Memorandum or by agreement of the parties. The Memorandum, which was approved by the Compensation Committee, provided for a base salary, certain incentive bonuses and the grant of stock options with respect to 800,000 shares of Common Stock pursuant to the 1994 Stock Option Plan to become exercisable in equal installments over a four-year period. The incentive bonuses available to Mr. Gallagher under the Memorandum were (i) an annual Incentive Bonus pursuant to the formulas set forth in the Company's Management Incentive Plan, (ii) Special Bonuses as of the last day of calendar year 1995, 1996 and 1997 in the amounts of $650,000, $300,000 and $300,000, respectively, and (iii) Special Price-Based Incentive Compensation consisting of $1 million cash payments if and when the Company's Common Stock first reaches trading price levels of $15, $20, $25 and $30, in each case, for at least 30 consecutive days prior to June 30, 2000. During fiscal year 1998, Mr. Gallagher received $1 million pursuant to the Special Price-Based Incentive under the Memorandum as the closing price of the Company's Common Stock, as reported by the New York Stock Exchange, was above $15 per Common Share for 30 consecutive days. In addition, Mr. Gallagher received 350,000 and 100,000 additional stock options during fiscal 1998 and fiscal 1996, respectively. The grant of stock options to Mr. Gallagher was made pursuant to the 1994 Stock Option Plan which become exercisable in equal installments over a three year period.

    The Compensation Committee has structured Mr. Gallagher's compensation in order to link it to his individual performance and to grant substantial incentives to the Chief Executive Officer tied to the performance of the Company measured with respect to sales, profitability and cash flow and to the long-term growth of the Company as measured by increases in the value of its Common Stock. The Committee also considered the compensation packages available to chief executives of comparable companies and the Company's need to attract, retain and incentivize a chief executive officer of Mr. Gallagher's caliber.

    The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of Section 162(m).

March 4, 1999

                                          The Compensation Committee
                                          Douglas D. Wheat
                                          Jeffrey W. Ubben
                                          Kenneth F. Yontz

PERFORMANCE GRAPH

    The following graph compares total stockholder returns for the Company to the Standard & Poor's Stock 400 Index ("S&P 400") and a weighted composite index of certain peer companies (the "Peer Index") selected by the Company, on a fiscal year basis for the period commencing on January 26, 1994 (the date of the Company's initial public offering) through December 26, 1998 (the "Performance Period"). The comparison assumes $100.00 was invested on January 26, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for the Company's Common Stock was 18.8% during the Performance Period as compared with a total return during the same period for the Peer Index of 24.7% and for the S&P 400 of 167.6%. The comparisons in the graph below are set forth in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Company's Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PLATEX PRODUCTS INC   PEER GROUP    S&P 400
1/26/94                    100           100        100
12/31/94                  54.8          70.5       99.6
12/30/95                  57.7          80.9      131.1
12/28/96                  58.7         110.8      161.5
12/27/97                  75.5         131.4      196.9
12/26/98                 118.8         124.7      267.6

    The Peer Index is comprised of the following: Carter-Wallace, Inc., Alberto-Culver Company, Church & Dwight Co., Inc., and Paragon Trade Brands Inc. The returns for each issuer within the Peer Index have been weighted according to such issuer's respective stock market capitalization at the beginning of the period presented. The Company selected the issuers that comprise the Peer Index on the basis that each had comparable lines of business and/or comparable stock market capitalization to the Company.

                       AMENDMENT OF THE COMPANY'S BY-LAWS

    On June 4, 1998, in connection with the closing of the transactions contemplated by the Agreement, dated as of June 1, 1998, among the Company, J.W. Childs Equity Partners, L.P. and Richard C. Blum and Associates ("RCBA"), and in satisfaction of its obligations under that certain Stockholders Agreement, dated as of June 1, 1998, by and among the Company and RCBA Playtex, L.P., the Board of Directors of the Company approved, subject to approval of such amendment by the affirmative vote of the holders of Common Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock, a proposed amendment (the "By-laws Amendment") to Section 15(b)(B) in Article III of the Company's By-laws.

    Pursuant to the By-laws Amendment, the qualifications for directors stated in the Company's By-laws would be amended to provide that, for a period of time specified therein, two directors of the Company will be designated by the Principal Stockholder.

    The proposed amendment to Section 15(b)(B) in Article III of the Company's By-laws reads as follows:

    "The existing Section 15(b)(B) in Article III of the By-laws shall be replaced in its entirety to read as follows:

    "(B) From the Effective Date until the earlier of (1) the date upon which the Principal Stockholder holds, in the aggregate, less than 11% of the outstanding shares of common stock of the Company or (2) the tenth anniversary of the Effective Date, two of the Non-Purchaser Directors shall be Designated Directors, provided, that (1) one Designated Director is either Jeffrey W. Ubben or N. Colin Lind for so long as he is an employee, officer, director, member or partner of the Principal Stockholder or any of its Affiliates, and (2) any other Designated Director shall be approved by a majority of the members of the Board who are either Purchaser Directors or officers of the Company, which approval shall not be unreasonably withheld. The "Effective Date" shall have the meaning given to that term in the Amended and Restated Stockholders Agreement, dated as of September 3, 1998, among the Company, and RCBA PLAYTEX, L.P. (the "Principal Stockholder") and RCBA Strategic Partners, L.P. (the "Fund"). The "Designated Directors" means one Director designated by the Principal Stockholder and one Director designated by the Fund'."

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S BY-LAWS.

                          STOCK OPTION PLAN AMENDMENT

    The Board of Directors has approved amendments to the 1994 Stock Option Plan for Directors and Executive and Key Employees (the "Plan") to increase the number of shares of Common Stock available for issuance upon exercise of stock options ("Options") and stock appreciation rights ("SARs") granted thereunder from 5,047,785 to 7,047,785 and to increase the number of shares available for issuance upon exercise of Options and SARs granted to any single Executive Officer from 1,000,000 shares, as adjusted, to 2,000,000 shares, as adjusted, (the "Stock Option Plan Amendments"). As of April 5, 1999, the Company had issued Options and SARs with respect to a total of 4,358,044 shares.

    The Board of Directors believes that it is in the Company's best interest that Options and SARs continue to comprise a meaningful part of the compensation for directors, officers and key employees. In addition, the proposed increase in the total number of shares of Common Stock available for granting under the Plan and the proposed increase in shares available for grant to any single Executive Officer will provide desirable flexibility in the award of stock option compensation. Adoption of the Stock Option Plan Amendments requires the affirmative vote of the holders of a majority of outstanding Shares.

DESCRIPTION

    The Plan authorizes the grant to directors, executives and other key employees of the Company of long-term incentive share awards in the form of Options and SARs. The Plan is administered by the Compensation Committee, which consists of three non-employee directors of the Company, currently Messrs. Jeffrey W. Ubben, Douglas D. Wheat, and Kenneth F. Yontz. Currently, there are 8 directors and 175 officers and other key employees eligible to receive awards under the Plan. Options to be granted under the Plan may be either Incentive Stock Options within the meaning of Section 422(b) of the Code, or Non-Qualified Stock Options. A "Non-Qualified Stock Option" is an Option which is not an Incentive Stock Option and which is designated a Non-Qualified Stock Option by the Compensation Committee. SARs may only be granted in tandem with Options, and will be subject to such terms and conditions not inconsistent with the Plan as the Compensation Committee shall impose. The aggregate number of shares, after the adoption of the Stock Option Plan Amendments, of Common Stock which may be issued upon exercise of Options and SARs may not exceed 7,047,785 shares. Options and SARs may not be granted under the Plan after October 2003.

    For discretionary grants, the recipients, terms, conditions, number and type of Options (whether Incentive Stock Options or Non-Qualified Stock Options) and/or SARs to be granted under the Plan shall be determined by the Compensation Committee; PROVIDED, HOWEVER, that, for such Options, the exercise price per Share shall not be less than 100% of the fair market value (as defined in the Plan) of the Common Stock on the date such Option is granted; and PROVIDED, FURTHER, that in the case of an Incentive Stock Option, the price per Share shall not be less than 110% of the fair market value of the Common Stock on the date such Option is granted in the case of an individual owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner"), any subsidiary of the Company or parent of the Company. In addition, certain non-employee directors have been granted Non-Qualified Stock Options under the Plan pursuant to a fixed formula setting forth the number of Options, exercise price, vesting schedule and period of exercisability.

    Except as the Compensation Committee may otherwise provide with respect to Options granted to non-officer employees, Options under discretionary grants may not be exercised during the first year after such Options are granted. Subject to this and certain other conditions, such Options will be exercisable at such times and in such installments (which may be cumulative) as the Compensation Committee provides in the terms of each such Option; PROVIDED, HOWEVER, that by resolution adopted after the Option is granted the Compensation Committee may, on such terms and conditions as it may determine appropriate (and subject to certain conditions), accelerate the time at which such Option or portion thereof may be exercised. To the extent the aggregate fair market value of shares (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such Options shall be taxed as Non-Qualified Stock Options. The consideration for the granting of an Option is the optionee's continued rendering of services to the Company or a subsidiary after the Option is granted. The Compensation Committee may, in its discretion and on such terms as it deems appropriate, require as a condition to the grant of such Options that the optionee surrender for cancellation some or all of the unexercised Options which have been previously granted to the optionee.

    Shares purchased upon exercise of an Option shall be paid in full at the time of exercise in cash or, if the Compensation Committee so permits, in whole or in part in shares valued at their fair market value on the date of exercise, or by a promissory note on such terms and conditions as the Compensation Committee may impose. Unless otherwise approved in writing by the Compensation Committee, no shares acquired upon the exercise of any Option by any director or officer may be sold, assigned or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was granted, and the Compensation Committee may impose other restrictions on the transferability of such shares as it deems appropriate. Not withstanding the foregoing, any Optionee may, at any time after April 1, 1998, transfer any Non-Qualified Option or portion thereof to a permitted Transfee (as defined in the Plan) subject to the following: (i) the Optionee does not receive any consideration for the transfer; (ii) the Committee shall receive written notice of the transfer and copies of all documents evidencing the transfer; and (iii) any Non-Qualified Option or portion thereof transferred by the Optionee to a Permitted Transferee may be exercised by the Permitted Transferee to the same extent as the Optionee would have been entitled to do so. Options will expire after the first to occur of: (i) the expiration of ten years from the date the Option was granted; (ii) with respect to Incentive Stock Options granted to an optionee who was a 10% Owner when the Incentive Stock Options were granted, five years from the date the Incentive Stock Option was granted; (iii) except in the case of an employee who is disabled (as defined in Section 22(e)(3) of the Code), expiration of three months from the date of the optionee's Termination of Employment (as defined in the Plan), unless such optionee dies in such three-month period; (iv) in the case of an optionee who is disabled (as defined in Section 22(e)(3) of the Code), expiration of one year from the date of the optionee's Termination of Employment, unless the optionee dies in such one-year period; or (v) the expiration of one year from the date of the optionee's death.

    SARs entitle the optionee to surrender the Option in exchange for an amount, payable in shares or, in the discretion of the Compensation Committee, in cash, determined by multiplying (i) the lesser of (a) the difference obtained by subtracting the Option exercise price per share subject to the related Option from the fair market value of a share on the date of exercise of the SAR and (b) two times the Option exercise price per Share subject to the related Option, by
(ii) the number of shares subject to the related Option with respect to which the SAR is exercised. SARs may be exercised for cash only during prescribed periods or pursuant to an irrevocable written election made at least six months prior to the date of exercise.

    The Compensation Committee may make equitable adjustments in the terms of Options under discretionary grants and maximum number of shares available under the Plan, and may also provide by the terms of any such Option that such Option cannot be exercised, upon the occurrence of certain corporate events, including reorganizations, mergers, acquisitions, liquidation or dissolution. The Plan may be amended by the Compensation Committee at any time, provided that stockholder approval is required to approve amendments which (i) increase any limits on the maximum number of shares which may be issued upon the exercise of Options; (ii) materially modify the Plan's eligibility requirements; (iii) reduce the minimum option price requirements of the Plan; or (iv) extend the time period during which Options or SARs may be granted. No amendment of the Plan shall adversely affect any prior rights or obligations under Options or SARs, without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

    Options granted under the Plan may be either Non-Qualified Stock Options or, if granted to employees of the Company or any of its subsidiaries, Incentive Stock Options, as determined from time to time by the Compensation Committee. As to Non-Qualified Stock Options, there will be no federal income tax consequences to either the optionee or the Company on the grant of the Option. Upon the exercise of a Non-Qualified Stock Option, the optionee will generally recognize taxable ordinary income in an amount equal to the difference between the Option price paid and the then fair market value of the shares received. The Company will generally be entitled to a tax deduction in an amount equal to the optionee's taxable ordinary income. In the case of an optionee subject to
Section 16(b) of the Exchange Act, the optionee will recognize ordinary income after exercise only upon the expiration of six months following the date of grant, unless the optionee elects pursuant to Section 83(b) of the Code to use the exercise date for purposes of such calculation. The Company is required to withhold taxes on the ordinary income recognized by an optionee upon exercise of a Non-Qualified Stock Option. Upon disposition of the shares by the optionee, the optionee will generally recognize gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the shares, which will include the amount previously recognized by him or her as ordinary income.

    If an Option granted under the Plan is designated as an Incentive Stock Option and thereafter continues to qualify as such, the optionee will generally recognize no income upon grant or exercise of the Incentive Stock Option and the Company will not be allowed a deduction for Federal income tax purposes (which it would otherwise receive in the case of an exercise of a Non-Qualified Stock Option). Upon a subsequent sale or other disposition of Shares received upon exercise of an Incentive Stock Option, if such sale or other disposition occurs at least two years after the date of grant and one year after the transfer of Shares pursuant to the exercise of the Incentive Stock Option, any gain or loss will be taxed to the optionee at capital gain rates. If either of such requirements is not satisfied, gain realized upon such sale or other disposition will generally be subject to ordinary income tax. The Company, in turn, will generally then be entitled to a deduction for Federal income tax purposes in the amount of such ordinary income recognized by the optionee. Whenever Incentive Stock Options are exercised, the difference between the exercise price and the fair market value of the shares constitutes an adjustment in computing alternative minimum taxable income. As a result, Section 55 of the Code may impose an "alternative minimum tax" upon the optionee exercising Incentive Stock Options.

    Finally, Section 162(m) of the Code denies a Federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly paid executive officers of a publicly traded corporation. Certain types of performance-based compensation, including compensation based on attaining pre-established performance goals, are excluded from this deduction limit. It is intended that compensation paid pursuant to the Plan will be deductible by the Company notwithstanding the limitations of Section 162(m) of the Code by reason of the exception for performance-based compensation.

ACCOUNTING TREATMENT

    Generally, the Company's reported earnings will not be affected by the grant of Options or SARs or the exercise of Options or SARs, since Options or SARs cannot be issued for less than 100% of the fair market value of the Common Stock on the date of grant, according to the Plan. Such grants, however, may impact the calculation of diluted earnings per share.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE STOCK OPTION PLAN AMENDMENT.

                     RATIFICATION OF SELECTION OF AUDITORS

    The auditing firm of KPMG LLP has examined the financial statements of the Company since 1986. The Board of Directors wishes to utilize its services for the Company and its subsidiaries for the fiscal year ending December 25, 1999. A resolution will be presented to the meeting to ratify the appointment of that firm by the Board of Directors as independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 25, 1999, and to perform other appropriate accounting services. Representatives of that firm will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

    If the stockholders do not ratify the selection of KPMG LLP by the affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the Annual Meeting, the selection of independent accountants will be reconsidered by the Board of Directors. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions will have the same effect as votes against this item; however, broker non-votes will be treated as not entitled to vote for purposes of determining approval of this item and will not have any effect on the outcome of the matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

                                 OTHER MATTERS

    The Board of Directors and management of the Company know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of Common Stock represented by proxies will be voted at the discretion of the proxy holder.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    Any stockholder who intends to present a proposal (other than with respect to the election of directors) at the 2000 Annual Meeting of stockholders and who wishes such proposal to be included in the Proxy Statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, and such proposal must be received on or before December 23, 1999, or, if the 2000 annual meeting is changed by more than thirty

(30) calendar days from May 18, such proposal must be received a reasonable time before the solicitation is made.

    In addition, the form of proxy issued with the Company's 2000 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2000 annual meeting and which is not included in the Company's proxy statement. However, under the rules of the Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 24, 2000 and certain other conditions provided for in the Commission's rules have been satisfied.

    In addition, any stockholder who intends to nominate any person for election as a director at the 2000 annual meeting must make such nominations by written notice given by or on behalf of a stockholder of record (the "Notice of Nomination"). The Notice of Nomination must be delivered personally to, or mailed to, and received at the principal executive office of the corporation, addressed to the attention of the Secretary, no later than ten (10) days after the first date of public disclosure by the Company of the date of the annual meeting or special meeting of stockholders; provided, however, that such Notice of Nomination shall not be required to be given more than sixty (60) days prior to an annual or special meeting of stockholders. Public disclosure shall be deemed to be first made when disclosure of such date of the annual meeting or special meeting of stockholders is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the corporation with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or any successor thereto. Such Notice of Nomination shall set forth (i) the name and address of the person proposing to make nominations, (ii) the class and number of shares of capital stock held of record, held beneficially and represented by proxy held by such person as of the record date for the meeting and as of the date of such Notice of Nomination, (iii) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such stockholder nominee to serve if elected, and (iv) all other information that would be required to be filed with the Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the foregoing procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

                                          April 16, 1999

                           PLATEX PRODUCTS, INC.
                 300 NYALA FARMS ROAD, WESTPORT, CT 06880
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Michael R. Gallagher, and Michael F. Gose, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of subsitution, to vote at the meeting, (or if only one shall be present and acting at the meeting then that one) all of the shares of stock of the Corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the Corporation to be held on May 18, 1999 and at any adjournments thereof.






                               FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2, 3 and 4.

/X/  PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

1. Election of directors to serve until the election and qualification of his or her successor.

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.


                                                                            NOMINEE
                                                                            --------
FOR all nominees             WITHHOLD AUTHORITY        R. Haas              M. Gallagher     M. Goss
listed to the right          to vote for all           R. Blum              M. Eisenson      T. Fisher
(Except as marked to         nominees listed to        C. Merrifield        J. Ubben         W. Walton
the contrary) / /            the right / /             D. Wheat             K. Yontz


2. The ratification of the Amendment to the Company's By-laws requiring that two Non-Purchaser Directors be designated by RCBA PLAYTEX, L.P.

             FOR / /             AGAINST / /             ABSTAIN / /


3. The ratification of the amendment to the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees.

             FOR / /             AGAINST / /             ABSTAIN / /

4. The ratification of the appointment of KPMG LLP as independent auditors for the corporation for fiscal year 1999.

             FOR / /             AGAINST / /             ABSTAIN / /

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                     RECEIPT IS ACKNOWLEDGED OF THE NOTICE AND PROXY STATEMENT
                      FOR THE FOREGOING MEETING AND OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 26, 1998.

                     PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE
                      HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                       ----------------------------------
                                    SIGNATURE

                       ----------------------------------
                            SIGNATURE IF HELD JOINTLY

                       DATED ______________________, 1999
                       PLEASE MARK, SIGN, DATE AND RETURN
                        THE PROXY CARD PROMPTLY USING
                        THE ENCLOSED ENVELOPE.